UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2025

Loar Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42030	82-2665180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 New King Street White Plains, New York	10604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 914 909-1311

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LOAR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on April 29, 2024, Loar Holdings Inc. (the “Company” or “our”) entered into a registration rights agreement (the “Registration Rights Agreement”) with affiliates of Abrams Capital Management, L.P. (“Abrams Capital”); GPV Loar LLC and its affiliate Paul S. Levy, our Director; affiliates of Blackstone Alternative Credit Advisors L.P.; Dirkson Charles, our President, Chief Executive Officer, Executive Co-Chairman and Director, and his affiliate; and Brett Milgrim, our Executive Co-Chairman and Director and his affiliate (together, the “Principal Investors”), and certain other parties thereto.

Pursuant to the Registration Rights Agreement, Mr. Charles and Mr. Milgrim are not permitted to sell or otherwise transfer shares of our common stock each of them held immediately following the closing of our initial public offering, which occurred on April 29, 2024, until and including September 30, 2027 (the “Additional Lock-up”), subject to limited waivers and exceptions, including (i) an exception for Mr. Charles to transfer up to $30 million of such shares held by him and (ii) an exception for Mr. Milgrim to transfer up to $30 million of such shares held by him.

On May 13, 2025, the Company and the Principal Investors entered into the Waiver to the Registration Rights Agreement (the “Waiver”), which provided a limited waiver of the Additional Lock-up in order to enable Mr. Charles and Mr. Milgrim to sell up to a pro rata amount with the other Principal Investors in the offering of the Offered Shares and the Option Shares (each as defined below), calculated based on the percentage of shares owned by them prior to the offering.

The lenders party to our credit agreement include certain affiliates of Blackstone Alternative Credit Advisors LP. Affiliates of Blackstone Alternative Credit Advisors LP held approximately 11% of the shares of our common stock outstanding as of the closing of the offering of the Option Shares. The above summary of the Waiver does not purport to be complete and is qualified in its entirety by reference to the Waiver, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On May 14, 2025, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, Jefferies LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), and the selling shareholders named in Schedule II thereto (the “Selling Shareholders”), relating to the underwritten offering of 9,000,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-286913), filed on May 1, 2025 (the “Registration Statement”), as supplemented by a preliminary prospectus supplement dated May 13, 2025 and a final prospectus supplement dated May 14, 2025. The Selling Shareholders also granted the underwriters a 30-day option (the “Option”) to purchase up to 1,350,000 additional shares of Common Stock (the “Option Shares” and, together with the Offered Shares, the “Shares”). The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities and to contribute to payments the Underwriters may be required to make in the event of any such liabilities.

The closing of the offering of the Offered Shares occurred on May 16, 2025. In addition, the Underwriters exercised the Option, and the closing of the offering of the Option Shares occurred on May 19, 2025. The Shares were offered and sold at a public offering price per share of $83.41. All of the Shares were sold by the Selling Shareholders, and the Company did not receive any proceeds from the offering.

The description of the Underwriting Agreement is qualified in its entirety by the terms of such agreement, which is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibit 1.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated May 14, 2025, by and among the Company, Jefferies LLC, Morgan Stanley & Co. LLC, and the Selling Stockholders.

10.1	Waiver to the Registration Rights Agreement, dated as of April 29, 2024, by and among Loar Holdings Inc. and each of the investors listed on the signature pages thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loar Holdings Inc.

Date: May 19, 2025	By:	/s/ Michael Manella
	Name:	Michael Manella
	Title:	Vice President, General Counsel and Secretary